Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 (the “Registration Statement”) of Pacific Premier Bancorp, Inc. of our report dated February 28, 2018 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Registration Statement.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Los Angeles, California

April 18, 2018